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                                                                 May 14, 1999


Special Committee of the Board of Directors
Spelling Entertainment Group Inc.
5700 Wilshire Boulevard
Los Angeles, California 90036

Dear Members of the Special Committee:

         We understand that Spelling Entertainment Group Inc. (the "Company"), Viacom International, Inc. ("Parent") and VSEG Acquisition Inc., a wholly owned subsidiary of Parent ("Purchaser"), propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Purchaser will commence a tender offer (the "Offer") to purchase all the issued and outstanding shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), for $9.75 in cash, all as more fully provided in the Agreement. Pursuant to the Agreement, following consummation of the Offer, Purchaser will merge with and into the Company (the "Merger"), and each remaining outstanding share of Common Stock (other than shares of Common Stock held by Purchaser, shares of Common Stock held in the treasury of the Company and shares of Common Stock held by stockholders who demand appraisal for such shares in accordance with the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $9.75 in cash, all as more fully provided in the Agreement. We understand that immediately prior to the consummation of the Merger, Parent will contribute all of the shares of Common Stock beneficially owned by it to Purchaser. References herein to the "Consideration" are to the consideration to be received by the holders of the Common Stock in the Offer and the Merger and references herein to the "Transaction" are to the Offer and the Merger as contemplated by the Agreement.

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Parent and its affiliates) of the Consideration. In connection with this opinion, we have:

         (i) Reviewed the financial terms and conditions of the draft Agreement dated May 14, 1999;


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         (ii)     Analyzed certain historical business and financial information relating to the Company;

         (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its business;

         (iv) Held discussions with members of the senior management of the Company with respect to the business, prospects, and strategic objectives of the Company;

         (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

         (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company;

         (vii) Reviewed the historical stock prices and trading volumes of the Common Stock; and

         (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

         We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency of or issues relating to solvency concerning the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions upon which they are based.

         Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In rendering our opinion, we did not address the relative merits of the Transaction, any alternative potential transaction or the Company's underlying decision to effect the Transaction.


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         In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals, if any, for the Transaction will not have an adverse effect on the Company. We have also assumed that the definitive Agreement will not differ in any material respect from the draft thereof furnished to us. We were not requested to solicit third party indications of interest in acquiring the Company nor have we actively sought any other offers.

         Lazard Freres & Co. LLC is acting as investment banker to the Special Committee of the Company's Board of Directors in connection with the Transaction and a fee will be payable upon delivery of this opinion.

         Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Company's Board of Directors and our opinion is rendered to the Special Committee of the Company's Board of Directors in connection with its consideration of the Transaction. This opinion is not intended to and does not constitute a recommendation to any holder of Common Stock as to whether such stockholder should tender its shares in the Offer or vote for the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

         Based on and subject to the foregoing, we are of the opinion that the Consideration is fair to the holders of shares of Common Stock (other than Parent and its affiliates) from a financial point of view.

                                             Very truly yours,

                                             LAZARD FRERES & CO. LLC


                                             By /s/ ROBERT E. HOUGIE
                                                --------------------------------
                                                Robert E. Hougie
                                                Managing Director


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